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April 24, 2015

HSBC Funds
452 Fifth Avenue
New York, New York 10018

Re:	HSBC Global High Yield Bond Fund and HSBC Global High Income Bond Fund (the “Funds”)

Ladies and Gentlemen:

We have acted as counsel to HSBC Funds, a Massachusetts business trust (the “Trust”), and are familiar with the Trust’s registration statement with respect to the Funds under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, “Registration Statement”).

We have examined the Trust’s Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, Post-Effective Amendment No. 190 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Post-Effective Amendment No. 190 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 190 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

April 24, 2015 Page 2

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 190 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Funds’ shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Funds’ prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 190 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP